Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in the form and context in which they are included in this amendment to the registration statement on Form S-1 (including any amendments thereto and the related prospectus) filed by PermRock Royalty Trust (the “Registration Statement”), to our estimates of reserves and value of reserves and our report on reserves as of December 31, 2017 of the underlying properties and net profits interest owned by PermRock Royalty Trust and to the inclusion of our reports dated December 31, 2017 as an appendix to the prospectus included in the Registration Statement.

We also consent to the references to our firm in the form and context in which they are incorporated by reference in the Registration Statement and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference of information contained in our report setting forth the estimates of revenues from Boaz Energy II, LLC’s oil and gas reserves as of December 31, 2017.

We also consent to the references to our firm in the prospectus included in such registration statement, including under the heading “Experts.”

Sincerely,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

April 23, 2018

Fort Worth, Texas